UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2010
Gladstone Investment Corporation
(Exact name of registrant as specified in its charter)

Delaware	814-00704	83-0423116
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(Address of principal executive offices)

Registrant's telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 14, 2010, Gladstone Investment Corporation (the “Company”) announced that on April 13, 2010, it entered into a third amended and restated credit agreement through its wholly-owned subsidiary Gladstone Business Investment LLC providing for a $50 million revolving line of credit arranged by Branch Banking and Trust Company as administrative agent (the "Credit Facility"). Key Equipment Finance Inc. also joined the Credit Facility as a committed lender. Subject to certain terms and conditions, the Credit Facility may be expanded up to $125 million through the addition of other committed lenders to the facility. The Credit Facility matures on April 13, 2012 (the “Maturity Date”), and if it is not renewed or extended by the Maturity Date, all principal and interest will be due and payable on or before April 13, 2013 (one year after the Maturity Date). Advances under the Credit Facility will generally bear interest at the 30 day LIBOR rate (subject to a minimum rate of 2%), plus 4.5% per annum, with a commitment fee of 0.50% per annum on undrawn amounts when advances outstanding are above 50% of the commitment and will be 1.0% on undrawn amounts if the advances outstanding are below 50% of the commitment. In connection with the Credit Facility, the Company paid an upfront fee of 1%.

The foregoing description of the Credit Facility is not complete and is qualified in its entirety by the full text thereof, which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement dated as of April 13, 2010 by and among Gladstone Business Investment, LLC as Borrower, Gladstone Management Corporation as Servicer, the Committed Lenders named therein, the Managing Agents named therein, and Branch Banking and Trust Company as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Investment Corporation
(Registrant)
By: /s/ David Watson
April 15, 2010	(David Watson, Chief Financial Officer)